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                                             Filed Pursuant to Rule 424(b)(3)
                                             Registration File No.: 333-86750

Supplement dated August 5, 2003
To Prospectus Supplement dated August 4, 2003
To Prospectus dated October 18, 2002

                          $1,008,600,000 (APPROXIMATE)

                       ASSET BACKED SECURITIES CORPORATION
                                    DEPOSITOR

                     ASSET BACKED PASS-THROUGH CERTIFICATES,
                                 SERIES 2003-HE4

The prospectus supplement dated August 4, 2003 to the prospectus dated October 18, 2002 with respect to the above-captioned series is hereby amended as follows:

1. The following heading and two paragraphs are inserted after the paragraph under the heading "Risk Factors--The offered certificates are not suitable investments for all investors" on page S-23:

RISKS ASSOCIATED WITH LITIGATION AFFECTING THE PROVIDENT BANK AND/OR CERTAIN OF ITS AFFILIATES

Provident Financial Group Inc., the holding company for The Provident Bank, presently is a defendant in a series of shareholder derivative and class action lawsuits brought against Provident Financial Group Inc. and certain of its officers and directors as a result of Provident Financial Group Inc.'s restatement of certain financial information for the years 1994 to 2002 as described in two Current Reports on Form 8-K filed with the Securities and Exchange Commission on March 5, 2003 and April 15, 2003, respectively.

The outcomes of the lawsuits described above cannot be predicted. An unfavorable outcome in any of the above cases could have a material adverse effect on the financial condition and/or results of operations of The Provident Bank and accordingly on the ability of it to perform its obligations with respect to its representations and warranties and its servicing obligations.

2. The following information replaces the information with respect to the period as of December 31, 2000 set forth in the table entitled "Non-Conforming Mortgage Loan Portfolio Delinquencies and Foreclosures" on page S-59:

                             AS OF DECEMBER 31, 2000
             -------------------------------------------------------------
              BY NO.                           PERCENT BY     PERCENT BY
               OF            BY DOLLAR          NUMBER OF       DOLLAR
              LOANS            AMOUNT             LOANS         AMOUNT
             -------    -------------------  --------------  ------------
              7,935         $491,589,037         100.0%         100.0%

                247          $14,641,303           3.1%           3.0%
                 81           $5,408,156           1.0%           1.1%
                408          $26,010,164           5.1%           5.3%
                736          $46,059,623           9.3%           9.4%
                137           $9,209,637           1.7%           1.9%

3. The following information replaces the information with respect to the period as of June 30, 2003 set forth in the table entitled "Non-Conforming Mortgage Loan Portfolio Delinquencies and Foreclosures" on page S-60:

                               AS OF JUNE 30, 2003
           -------------------------------------------------------------------
                BY NO.                           PERCENT BY     PERCENT BY
                 OF            BY DOLLAR          NUMBER OF       DOLLAR
                LOANS            AMOUNT             LOANS         AMOUNT
             ----------   ------------------  ---------------  -------------
               52,514       $7,153,763,554         100.0%         100.0%

                1,731         $205,009,721          3.30%          2.87%
                  743          $91,436,324          1.41%          1.28%
                2,006         $225,590,279          3.82%          3.15%
                4,480         $522,036,324          8.53%          7.30%
                1,013         $115,012,531          1.93%          1.61%

4. The following information replaces the information with respect to the period as of December 31, 2000 set forth in the table entitled "Non-Conforming Mortgage Loan Portfolio Real Estate Owned" on page S-60:

                             AS OF DECEMBER 31, 2000
                          -----------------------------
                             BY NO.
                              OF          BY DOLLAR
                             LOANS         AMOUNT
                          ----------   ---------------
                           7,935        $491,589,037
                              71        $  4,098,703
                            0.89%               0.83%


                           CREDIT SUISSE FIRST BOSTON